KPMG LLP
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Canada

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Cardiome Pharma Corp.

We consent to the use of our report, dated March 26, 2014, with respect to the consolidated financial statements included in this amendment to Cardiome Pharma Corp’s annual report on Form 40-F.

We also consent to the incorporation by reference of such report in the Registration Statement (No. 333-193645) on Form F-10 of the Company and the Registration Statements (No. 333-146091, No. 333-136696 and No. 333-125860) on Form S-8 of the Company.

Chartered Accountants

April 29, 2014
Vancouver, Canada

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